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PLATINUM technology Announces
Preliminary Unaudited Fourth Quarter Results

Product Revenue Surpasses Consensus Expectations, Services Business Experiences Significant Shortfall

OAKBROOK TERRACE, Ill.--Jan. 14, 1999--PLATINUM technology (NASDAQ: PLAT) today announced that it expects revenues for the fourth quarter to be approximately $315 million, including approximately $200 million of new license revenue. This will bring the revenues to approximately $970 million for the year ended December 31, 1998. Earnings before charges are estimated to be approximately $0.40 per share. This will bring earnings before charges to an estimated $0.82 per share for the year ended December 31, 1998, as compared to $0.56 per share for 1997, an increase of more than 45 percent. Earnings per share will be lower than analyst expectations for the fourth quarter of 1998 primarily due to shortfalls in the Global Consulting Organization (GCO). Final results for 1998 are subject to completion of PLATINUM's year-end audit.

The company noted that the product license revenue was strong, with product revenue growing more than 30 percent for the year, exceeding consensus analyst expectations. Overall profitability also grew, with estimated operating margins increasing to approximately 10 percent for 1998 versus 6 percent in 1997. Net income before charges is expected to be approximately $75 million for 1998, a 60 percent increase over 1997. The fourth quarter services shortfall was due to poor performance in Germany and the United Kingdom, lower than anticipated demand for the company's training offerings, and flat growth in Year 2000 services.

Andrew J. "Flip" Filipowski, President and Chief Executive Officer, commented, "We are disappointed with our fourth quarter results, especially with our track record of meeting or exceeding analyst expectations for the previous nine consecutive quarters. Although there was a shortfall in services, the good news is that our product revenue was very strong, especially in our international markets, with total license revenue for the quarter expected to exceed $200 million. We are taking aggressive action to strengthen our Global Consulting Organization and have already put in place a number of changes."

These changes include:

1. Reorganize the Global Consulting Organization to align it more closely with the product business.

2. Integrated services sales into the worldwide product sales organization with the PLATINUM field sales organization selling both products and services.

3. Strengthened the management team by bringing on seasoned senior management:

   . Hal Carr, Executive Vice President of Global Consulting Organization - previously Vice President of Oracle's Global Consulting Organization
   . Judy Fick, Senior Vice President of Global Consulting Sales - previously held senior management positions with Cambridge Technology Partners and IBM Global Services Organization
   . Joe Deney, Senior Vice President of Domestic Consulting - previously led Oracle's Global Consulting operations and served as the former CIO of McDonnell Douglas
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4. Appointed new leaders of consulting in the UK and Germany

   . Steve Bailey has been named the Director of GCO for the UK - previously Vice President of Consulting for Pro-Tek and Data Sciences
   . Christoph Baldus has been named the Director of GCO for Germany - previously held senior management positions with Digital Equipment Corporation

Filipowski continued, "We continue to see the Global Consulting Organization as core to our success and expect the changes we have implemented to strengthen this area long-term and ensure that our services business delivers results that match, or even exceed, our strong product revenue performance."

About PLATINUM technology International, inc.

PLATINUM technology International, inc., headquartered in Oakbrook Terrace, Illinois, had 1997 revenues of $739 million. PLATINUM provides software and services that help IT organizations manage and improve the IT infrastructure. Solutions include database and systems management, data warehousing and decision support, application lifecycle, and Year 2000 reengineering. For information visit www.platinum.com.

Safe Harbor Provision:

This press release contains certain "forward-looking statements," that reflect PLATINUM's expectations regarding its future growth, results of operations, performance, and business prospects and opportunities. Words such as, "estimates," "believes," "anticipates," "plans" and similar expressions have been used to identify these forward-looking statements, but are not the exclusive means of identifying these statements. These statements reflect PLATINUM's current beliefs and are based on information currently available to PLATINUM. Accordingly, these statements are subject to known and unknown risks, uncertainties and other factors that could cause PLATINUM's actual growth, results, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. These risks, uncertainties and other factors include PLATINUM's ability to develop and market existing and acquired products for the IT infrastructure market; PLATINUM's ability to successfully integrate its acquired products, services and businesses and continue its acquisition strategy; risks related to the Year 2000 challenge; PLATINUM's ability to adjust to changes in technology, customer preferences, enhanced competition and new competitors in the IT infrastructure and professional services markets; currency exchange rate fluctuations, collection of receivables, compliance with foreign laws and other risks inherent in conducting international business; risks associated with conducting a consulting services business; the risk of product bugs; general economic and business conditions, which may reduce or delay customers' purchases of PLATINUM's products and services; charges and costs related to acquisitions; and PLATINUM's ability to protect its proprietary software rights from infringement or misappropriation, to maintain or enhance its relationships with relational database vendors, and to attract and retain key employees. PLATINUM is not obligated to update or revise these forward-looking statements to reflect new events or circumstances or otherwise.

Contact:

     For Press Inquiries
     PLATINUM technology, inc.
     Karen Andre, 630/691-0649
     andrek@platinum.com
          OR
     For Investor Inquiries
     PLATINUM technology, inc.
     Maria McAuslan, 630/691-0771
     invest@platinum.com